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                         October 6, 2022

       Jason Gorevic
       Chief Executive Officer
       Teladoc Health, Inc.
       2 Manhattanville Road, Suite 203
       Purchase, NY 10577

                                                        Re: Teladoc Health,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 12,
2022
                                                            File No. 001-37477

       Dear Jason Gorevic:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program